June 28, 2013

The MP63 Fund, Inc.

8000 Town Centre Drive

Suite 400

Broadview Heights, Ohio 44147

RE: Opinion and Consent

Dear Sir or Madam:

We have acted as counsel to The MP63 Fund, Inc., a Maryland corporation (the “Company”), in connection with the filing with the United States Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 16 under the 1933 Act and Post-Effective Amendment No. 17 under the Investment Company Act of 1940 to the Company’s Registration Statement on Form N-1A (File Nos. 333-65599 and 811- 09053) (the “Registration Statement”), registering an indefinite number of shares of beneficial interest of the Company (the “Shares”), under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to certain matters set forth below in connection with the filing of the Registration Statement.  In connection with rendering the opinion herein, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such documents and records as we have deemed relevant or necessary, including:

(1)

Articles of Incorporation of the Company,

(2)

the By-Laws of the Company,

(3)

a Certificate of Good Standing for the Company dated June 26, 2013, obtained from the Secretary of State of Maryland,

(4)

certain resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares,

(5)

the Registration Statement, and

(6)

such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.

In reviewing the documents, we assumed the legal capacity of all natural persons executing such documents, the genuineness of all signatures, the authenticity of all originals or copies of such documents, and the conformity to original or certified copies of all copies submitted to us as confirmed or reproduced copies.  As to questions of fact material to our opinion, we have relied upon statements of fact contained in documents and records that we have examined or statements of fact made to us by officers of the Company, who, by reason of their positions with the Company, who would be expected to have knowledge of such facts.  The opinion expressed herein is limited to the federal laws of the United States and the laws of the state of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company.  We express no opinion with respect to any other laws.

Based on the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)

The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Company; and

(2)

When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.  In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.  This opinion is prepared for the Company, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

Bernstein Shur